TheStreet.com Reports Third-Quarter and Nine Month Financial Results

Year-over-Year Advertising Revenue Increases 77%, Drives Net Revenue Increase of 58%

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NEW YORK, October 26, 2006 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis, research, news and ratings, today reported financial results for its third quarter and nine months ended September 30, 2006.

Third-Quarter 2006 Results:

For the third quarter ended September 30, 2006, TheStreet.com reported net revenue of $12.9 million, an increase of 58% from net revenue of $8.2 million for the third quarter of 2005. All of the company’s revenue streams contributed to the gains, led by advertising revenue that increased 77% over the prior year. Subscription revenue rose 49% and other revenue increased 108% over the prior year.

Advertising revenue of $3.7 million was the largest quarterly total since the fourth quarter of 2000.  Despite traditional seasonal slowness, during which financial advertisers usually decrease their spending, the Company actually increased its advertising revenue sequentially.  This was driven by the enhancements of our personal finance, lifestyle, and video content on our free site which translated into a 61% increase in non-financial advertising and resulted in a 12% increase in revenue per thousand page views.

TheStreet.com reported net income for the third quarter of 2006 of $3.1 million, an increase of 93% over the $1.6 million reported in the third quarter of 2005. Earnings per basic and diluted share were $0.11 compared to $0.06 in the same period of 2005.

On August 7, TheStreet.com announced the acquisition of certain assets of Weiss Ratings, Inc. (“Ratings”) a wholly owned subsidiary of the Weiss Group, Inc. As consideration, the Company paid $4.7 million, which was then reduced by the estimated value of assumed deferred revenue liabilities totaling approximately $1.5 million. The net cash paid as a result of this acquisition was $3.2 million.

“I am pleased by our solid financial performance, and I’m delighted that we fulfilled two objectives within our strategy to penetrate the mass market,” said Thomas J. Clarke Jr., chairman and chief executive officer of TheStreet.com. “With the acquisition of Weiss Ratings, which we have re-branded as TheStreet.com Ratings, we were able to significantly broaden our content inventory and audience reach, further positioning ourselves to meet increasing advertiser demand. In addition, we believe this acquisition will drive traffic to our free offerings and help further meet our objective of making advertising a larger portion of our overall revenue mix.”

The acquisition will contribute to the company’s three main areas of revenue – advertising, subscription and syndication, with advertising expected to be the largest future revenue contributor as TheStreet.com moves the Ratings information into an advertising supported online environment. This content will become a cornerstone of TheStreet.com’s future platform as it expands its services into the mass market.

Results for the Nine Month Ended September 30, 2006

For the nine months ended September 30, 2006, TheStreet.com reported net revenue of $36.5 million and net income of $8.9 million, compared to net revenue of $23.8 million and a net loss of $1.5 million in the same period of 2005. Earnings per basic and diluted share for the nine months ended September 30, 2006 were $0.33 compared to a loss of $0.06 for the same period in 2005.

Cash, restricted cash and marketable securities stood at $44.3 million as of September 30, 2006. The Company has no bank debt.

Recent Company Highlights

•	The Company’s non-financial advertising revenue category grew 61% sequentially and 145% year-over-year as the company continued to diversify its advertising client base.

•	The Company expanded its agreement with Yahoo!, placing its video offerings on the Yahoo! Finance homepage on a rotational basis.

•	The Company launched two free, advertising supported newsletters, After the Bell and Winners and Losers, that provide daily market recaps.

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The Company entered into a video broadcasting co-branding initiative with The NASDAQ Stock Market. Access to NASDAQ’s facilities, data and industry experts increases the breadth and depth of our video offerings, further positioning our proprietary video content as a premier online destination for business news and analysis.

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The Company entered into an educational partnership with The Foundation for Investor Education, the nonprofit affiliate of the Securities Industry Association (SIA), under an agreement that will make the Company’s content available to an audience of more than 10 million students nationwide.

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The Company acquired certain assets of Weiss Ratings, Inc. (“Ratings”), a wholly owned subsidiary of Weiss Group, Inc. The firm tracks the risk adjusted performance of more than 16,000 mutual funds and more than 6,000 stocks. In addition, Ratings uses proprietary quantitative computer models to evaluate the financial strength of more than 13,000 financial institutions, including life, health and annuity insurers; property and casualty insurers; HMOs; Blue Cross Blue

Shield plans; banks and savings and loans. The business now operates under the name TheStreet.com Ratings.

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The Company announced the immediate availability of stock ratings on its free flagship site. This is the first phase of what will be an ongoing migration of TheStreet.com Ratings content into an advertising supported online environment.

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The board of directors declared the Company's third quarterly cash dividend, payable to all shareholders of record at the close of business on September 15, 2006. The cash dividend of $0.025 per share was paid on September 29, 2006.

TheStreet.com will conduct a conference call today October 26, 2006, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=65508&eventID=1391232

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia provider of business, investment and ratings content, available through its proprietary properties, which include Web sites, email subscription services, print, radio, syndication and audio and video programming.  Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, the Company offers proprietary information on stocks, mutual funds, exchange-traded funds (ETFs) and financial institutions, including various insurers; HMOs; Blue Cross Blue Shield plans; banks and savings and loans.   The Company’s breadth of top-grade services empowers a wide audience of retail and professional investors, by delivering information they can rely upon to make sound, informed financial decisions.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) that could cause actual results to differ.

CONTACT:	TheStreet.com, Inc.
Chaela Volpe, Investor Relations Manager
Phone: 212-321-5008
Email: Chaela.volpe@thestreet.com

SOURCE:	TheStreet.com, Inc.

THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$ 43,841	$ 33,215
Accounts receivable - net	4,347	3,195
Other receivables	161	186
Prepaid expenses and other current assets	1,256	1,101
Current assets of discontinued operations	3	3
Total current assets	49,608	37,700

Property and equipment - net	2,939	1,987
Other assets	174	134
Goodwill and intangibles - net	6,831	2,484
Restricted cash	500	800
Total assets	$ 60,052	$ 43,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 6,835	$ 5,278
Deferred revenue	13,084	9,928
Note payable	49	103
Other current liabilities	77	53
Current liabilities of discontinued operations	247	280
Total current liabilities	20,292	15,642
Note payable	-	22
Total liabilities	20,292	15,664

Stockholders' Equity:
Stockholders' equity	39,760	27,441

Total liabilities and stockholders' equity	$ 60,052	$ 43,105

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a non-current asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$ 43,841	$ 33,215

Restricted cash	500	800
Total cash, current and noncurrent restricted cash
and short-term investments	$ 44,341	$ 34,015

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net revenue:
Subscription	$ 8,633	$ 5,801	$ 24,668	$ 16,569
Advertising	3,740	2,118	10,690	6,325
Other	577	277	1,135	858
Total net revenue	12,950	8,196	36,493	23,752

Operating expense:
Cost of services	4,892	3,210	13,571	8,928
Sales and marketing	2,328	1,727	6,798	5,514
General and administrative	2,841	1,921	7,779	5,383
Depreciation and amortization	314	191	718	481
Total operating expense	10,375	7,049	28,866	20,306
Operating income	2,575	1,147	7,627	3,446
Interest income, net	584	229	1,443	563
Income from continuing operations before income taxes	3,159	1,376	9,070	4,009
Provision for income taxes	63	-	182	-
Income from continuing operations	3,096	1,376	8,888	4,009
Discontinued operations:
Loss from discontinued operations	-	279	-	(3,096)
Gain (loss) on disposal of discontinued operations	-	(50)	12	(2,433)
Gain (loss) from discontinued operations	-	229	12	(5,529)
Net income (loss)	$ 3,096	$ 1,605	$ 8,900	$ (1,520)

Net income (loss) per share - basic
Continuing operations	$ 0.11	$ 0.05	$ 0.33	$ 0.16
Discontinued operations	-	0.01	-	(0.12)
Disposal of discontinued operations	-	(0.00)	0.00	(0.10)
Net income (loss)	$ 0.11	$ 0.06	$ 0.33	$ (0.06)

Net income (loss) per share - diluted
Continuing operations	$ 0.11	$ 0.05	$ 0.33	$ 0.15
Discontinued operations	-	0.01	-	(0.12)

Disposal of discontinued operations	-	(0.00)	0.00	(0.09)
Net income (loss)	$ 0.11	$ 0.06	$ 0.33	$ (0.06)

Weighted average basic shares outstanding	27,337	24,943	26,807	24,802

Weighted average diluted shares outstanding	28,181	26,183	27,253	25,986